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                                                                    Exhibit 99.6


              CONSENT OF GOLDSMITH, AGIO, HELMS SECURITIES, INC.

Board of Directors
Labtec Inc.
1499 SE Tech Center Place
Vancouver, Washington 98683

Members of the Board:

We hereby consent to the use in the Registration Statement of Logitech International S.A. on Form F-4 and in the Offer to Exchange of Logitech International S.A., which is part of the Registration Statement, of our opinion dated February 7, 2001 appearing as Annex B to such Offer to Exchange, and to the description of such opinion and to the references to our name contained therein under the headings "Summary", "Reasons for the Offer--Reasons for the Labtec's Board Recommendation; Factors Considered", "Reasons for the Offer-- Opinion of Labtec's Financial Advisor" and "Background of the Offer".

In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

GOLDSMITH, AGIO, HELMS SECURITIES, INC.


By: /s/ Gerald M. Caruso, Jr.
   ---------------------------
   Gerald M. Caruso, Jr.
   President